Filed Pursuant to Rule 424(b)(3)

Registration No. 333-153203

PROSPECTUS

MAUI LAND & PINEAPPLE COMPANY, INC.

1,432,836 Shares of Common Stock

Pursuant to a securities purchase agreement entered into on July 27, 2008, we issued $40.0 million aggregate principal amount of senior secured convertible notes, or the convertible notes, in a private placement that closed on July 28, 2008. This prospectus may be used by the selling stockholders named in this prospectus to resell from time to time the shares of common stock issuable upon conversion of their convertible notes.

The convertible notes are initially convertible into 1,194,030 shares of common stock, based on a conversion price of $33.50, which is subject to reset on the date that is 18 months following the closing of the private placement, but in no event shall the conversion price be reduced below $30.00 per share as a result of such reset.  The conversion price is also subject to adjustment from time to time as the result of certain issuances of our common stock, or securities convertible into or exercisable for shares of common stock, below the then existing conversion price.  Pursuant to a registration rights agreement entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes, or initially 1,432,836 shares.  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” below for additional information on how the selling stockholders may conduct sales of our common stock.  Other than underwriting discounts and commissions, if any, we have agreed to bear all expenses incurred in connection with the registration and sale of the common stock offered by the selling stockholders and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is traded on the New York Stock Exchange under the symbol “MLP.” On October 20, 2008, the closing price of our common stock was $16.79 per share.

Investing in these securities involves a high degree of risk.  See “Risk Factors” on page 2 to read about the risks you should consider carefully before deciding whether to invest in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements.  We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus.  Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

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ABOUT MAUI LAND & PINEAPPLE COMPANY, INC.

In this prospectus, depending on the context, the terms the “Company”, “we”, “our”, or “us” refer to Maui Land & Pineapple Company, Inc. alone or to Maui Land & Pineapple Company, Inc. and its subsidiaries, collectively.

We are a Hawaii corporation, the successor to a business organized in 1909.  We operate as a landholding and operating parent company for our principal subsidiaries, including Maui Pineapple Company, Ltd., a producer and marketer of Maui-grown pineapple, and Kapalua Land Company, Ltd., the operator of Kapalua Resort, a 23,000-acre master-planned community in West Maui.  Our reportable operating segments are Agriculture, Resort and Community Development.

Agriculture

The Agriculture segment primarily includes growing, packing, and marketing of fresh premium pineapple.  Our fresh pineapple is sold under the brand names Maui Gold® and Hawaiian Gold™.  We also grow and market fresh organic pineapple.

Resort

The Resort segment includes our ongoing operations at the Kapalua Resort.  These operations include two championship golf courses, a tennis facility, a vacation rental program, and several retail outlets.  In December 2007, our new Kapalua Adventure Center opened and, in January 2008, the Mountain Outpost began operations.

Community Development

The Community Development segment includes our real estate entitlement, development, construction, sales and leasing activities.  This segment also includes the operations of Kapalua Realty Company, a general brokerage real estate company, and Public Utilities Commission regulated water and sewage transmission operations located within Kapalua Resort.  The Community Development segment also includes our investment in Kapalua Bay Holdings, LLC, a limited liability company formed as a joint venture between the Company, Marriott International Inc. and Exclusive Resorts LLC.  We have a 51% interest in and are the managing member of Kapalua Bay Holdings.  Kapalua Bay Holdings is constructing The Residences at Kapalua Bay, consisting of approximately 146 units that will be sold as whole ownership and fractional ownership residences, a clubhouse, pool, spa and other amenities.

More comprehensive information about us, our products, our projects and our financial information is available through our website at www.mauiland.com and in our recent filings with the Securities and Exchange Commission, or SEC.  See the sections in this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The information on our website is not incorporated by reference into this prospectus.

Our main offices are located at 120 Kane Street, Kahului, Maui, Hawaii, 96732, and our telephone number is (808) 877-3351.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Please consider carefully the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as amended from time to time, each of which are incorporated by reference in this prospectus, in any future filings made by us with the SEC and incorporated by reference in this prospectus, and the additional risk factors set forth below.  The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock. Please also refer to the section below entitled “Cautionary Notice Regarding Forward-Looking Statements.”

Risks Related to the Private Placement and Convertible Notes

The number of shares being registered for resale is significant in relation to our outstanding shares and trading volume and sales of substantial amounts of our common stock may adversely affect our market price.

As of September 30, 2008 we had 8,170,895 shares of common stock outstanding and our average weekly trading volume during the four full weeks prior to September 30, 2008 was 20,975 shares.  The convertible notes are convertible at the option of the holders into 1,194,030 shares of our common stock at an initial conversion price of $33.50 per share.  We filed a registration statement with the SEC, of which this prospectus is a part, for the public resale of the shares of common stock issuable upon conversion of the convertible notes.  Accordingly, so long as the registration statement remains effective, the common stock issued upon conversion of the convertible notes will be freely tradable in the public markets without restriction and sales of a substantial number of shares could occur at any time during such period.  Such sales may adversely affect the prevailing market prices of our common stock.  In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could be used to satisfy short positions, and anticipated conversion of the convertible notes into shares of our common stock could depress the price of our common stock.

The conversion price of the convertible notes is subject to adjustment and, if adjusted, will result in dilution to our existing holders of common stock.

The convertible notes are convertible, at any time following their issuance, into shares of our common stock at an initial conversion price of $33.50 per share, which is equal to an initial conversion rate of 29.8507 shares per $1,000 principal amount of the convertible notes, or 1,194,030 shares in the aggregate, assuming payment in cash of all interest payments.  The conversion price is subject to (i) standard weighted-average anti-dilution protection, and (ii) to an automatic reset 18 months following the closing of the sale of convertible notes at the lower of the then current conversion price and 115% of the closing bid price of our common stock as reported on the New York Stock Exchange, or the NYSE, on the adjustment date, provided, that, with respect to the reset adjustment, in no event shall the conversion price be reset below $30.00 per share.  If the conversion price is reduced, the convertible notes will be convertible into additional shares of our common stock without the payment of any additional consideration, resulting in dilution to our then existing holders of common stock.  There can be no assurance that an event that results in a reduction of the conversion price will not occur.

The convertible notes provide the holders with certain rights of redemption and, upon the occurrence of various events of default and change of control transactions, the right to require us to redeem the convertible notes for cash.  We may not have the funds necessary to redeem the convertible notes for cash, or any such redemption of the convertible notes could leave us with little or no working capital for operations or capital expenditures.

On the third anniversary of the closing of the sale of convertible notes, or upon a change of control transaction, each investor has the right to require us to redeem all or any portion of such investor’s convertible note at a redemption price equal to 100% of the principal amount of the convertible note being redeemed, plus accrued and unpaid interest thereon.  If an investor elects to convert its convertible note in connection with a change of control, we may also have to pay a make-whole premium.  In addition, the convertible notes allow each investor to require us to redeem the convertible notes upon the occurrence of various events of default.  In such a situation, we may be required to redeem all or part of the convertible notes, including any accrued interest, redemption premiums and penalties.  If holders of the convertible notes elect to redeem their notes or an event of default or a change of control occurs, we may be unable to repay the full redemption amount in cash.  Even if we were able to prepay the full amount in cash, any such repayment could leave us with little or no working capital for our business.  We have not established a sinking fund for payment of our obligations under our convertible notes, nor do we anticipate doing so.  Any failure to pay amounts due under the convertible notes may also constitute an event of default under the terms of our other credit facilities existing at the time.

Security interests granted to the holders of the convertible notes limits our ability to obtain secured financing in the future.

The convertible notes will be secured by a portion of our real property assets, including our headquarters, our Merriman’s property, and portions of our central resort and upcountry Hali’imaile properties.  To the extent that these properties previously were unencumbered, with limited exceptions, they will no longer be available to secure on a senior basis other debt obligations that we may wish to incur in the future.  In addition, a portion of proceeds from the sale of any such properties will be deposited into a collateral account to secure our payment obligations under the convertible notes.  Therefore such portion of cash proceeds will be restricted and unavailable for operations.

We have agreed to certain limitations on our ability to sell our securities in future financings, which may restrict our ability to raise capital.

We have agreed, for so long as any convertible notes remain outstanding, that we will not issue or sell, subject to certain exceptions, shares of our common stock or securities exercisable or convertible into shares of our common stock if the effect of such issuance or sale would be to cause the number of shares of our common stock issuable upon conversion of the convertible notes to exceed the number of shares of common stock that we may issue without breaching our obligations under the rules and regulations of the NYSE.  In addition, we have agreed, for so long as any convertible notes remain outstanding, that we will not sell securities with a conversion or exercise price that varies with the market price of our common stock unless the conversion or exercise price cannot be less than the applicable conversion price under the convertible notes.  These limitations will restrict our ability to raise capital through equity financing in the future.  If we need to raise additional capital and cannot raise such capital or obtain additional financings on terms satisfactory to us, we may have to reduce our capital expenditures, scale back our development projects, reduce our workforce or take other actions that may have an adverse effect on our business operations and financial results.

Risks Related to Our Business

Failure to obtain alternative construction financing to fund the financing shortfall resulting from the breach by Lehman Brothers Holdings Inc. of its funding commitment to us could result in construction delays, impact the success of our project and materially and adversely affect our financial condition.

We have a 51% ownership interest in, and are the managing member of, Kapalua Bay Holdings, LLC, which is the sole member of Kapalua Bay LLC.  The other members of Kapalua Bay Holdings are Marriott International Inc. and Exclusive Resorts LLC.  Our allocation of income from Kapalua Bay Holdings was $16.8 million in 2007 and $21.4 million for the six months ended June 30, 2008.  Kapalua Bay is constructing a residential development, known as The Residences at Kapalua Bay, on land that it owns at the site of the former Kapalua Bay Hotel.  In July 2006, Kapalua Bay entered into a syndicated Construction Loan Agreement with Lehman Brothers Holdings Inc. for the lesser of $370 million or 61.6% of the total projected cost of the project in order to fund construction of the project.  Lehman’s commitment under the Loan Agreement is approximately 78% of the total.  The loan is collateralized by the project assets, including the fee simple interest in the land owned by Kapalua Bay, the adjacent spa parcel owned by us, and all of the sales contracts.  As of October 20, 2008, approximately $210 million has been funded under the Loan Agreement and the project is approximately 80% complete, and scheduled for opening in Spring 2009.  As of September 30, 2008, total contracted sales for the project were approximately $313 million, representing approximately 40% of the units which will be available for sale.

On September 15, 2008 Lehman filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.  Since filing for bankruptcy, Lehman has failed to fund its portion of the loan commitments under the Loan Agreement.  Other lenders in the syndicate, representing 22% of the loan commitments, have continued to fund their portion of the loan commitments.  There is no assurance that Lehman or the other lenders will provide any future funding under the Loan Agreement.  As a result of Lehman’s failure to comply with the Loan Agreement, the members of Kapalua Bay Holdings have agreed to advance funds to Kapalua Bay Holdings, which, when combined with funding received from lenders other than Lehman under the Loan Agreement, will be sufficient to pay minimum progress payments necessary to continue construction of the project.  As of October 20, 2008, we have advanced approximately $3.6 million to Kapalua Bay Holdings for this purpose.  In the event Lehman continues to refuse to fund its obligations under the Loan Agreement, Kapalua Bay Holdings will be required to seek alternative funding sources in order to continue to make progress payments necessary to continue construction of the project.  Alternative funding sources could include refinancing the Lehman loan with new lenders, or seeking additional capital from members of Kapalua Bay Holdings.  Because the project is approximately 80% complete, and there have been approximately $313 million in pre-sales, we anticipate that financing will be available to continue construction.  However, there can be no assurance that alternative financial resources will be available promptly, on favorable terms or at all, or that the other lenders in the syndicate, or members of Kapalua Bay Holdings will continue to fund construction loan shortfalls on the project.  Failure to obtain necessary funding will result in construction delays that could adversely affect results of operations.  Although Kapalua Bay Holdings is not contractually obligated to provide buyers with completed units until April 2011, construction delays could negatively impact the volume and timing of sales.  In addition, if we make capital contributions to Kapalua Bay Holdings beyond budgeted amounts, such capital contributions will reduce financial resources available for other operating activities and could materially and adversely affect our financial condition.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and reports that we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we intend that such forward-looking statements be subject to the safe harbors created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. They contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology.  Actual results could differ materially from those projected in forward-looking statements as a result of the following factors, among others:

•                  success of our initiatives to gain structural efficiencies in our businesses;

•                  timing and success of sales and construction at the Residences at Kapalua Bay project;

•                  timing and success of the Kapalua Resort initiatives to enhance and improve the resort and the Kapalua Villas;

•                  expectations as to our cash commitments;

•                  expectations as to our cash flows from operating and investing activities;

•                  recoverability from operations of real estate development deferred costs;

•                  impact of current and future local, state and national government regulations, including Maui County affordable housing legislation;

•                  general economic factors, including fuel and travel costs;

•                  dependence on third parties and actual or potential lack of control over joint venture relationships;

•                  future cost of compliance with environmental laws;

•                  timing of approvals and conditions of future real estate entitlement applications;

•                  effects of weather conditions and natural disasters; and

•                  effect of changes in assumptions on net periodic pension and other benefit costs.

Such risks and uncertainties also include those risks and uncertainties discussed under the heading “Risk Factors” and elsewhere in this prospectus.  Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements. You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

DESCRIPTION OF PRIVATE PLACEMENT AND MATERIAL TERMS OF THE NOTES

On July 27, 2008, we entered into a securities purchase agreement with certain institutional accredited investors, or the investors, to sell and issue to the investors in reliance on Section 4(2) of the Securities Act an aggregate of $40,000,000 in principal amount of the Company’s senior secured convertible notes, or the convertible notes, bearing 5.875% interest per annum payable quarterly in cash in arrears beginning October 15, 2008 (the “Financing”).  The Financing closed on July 28, 2008.

The Financing resulted in gross proceeds to us of approximately $40.0 million before deduction of placement agent fees and offering expenses.  Banc of America Securities acted as placement agent for the Financing and received a fee of $1.2 million for services rendered in that capacity. The Financing resulted in net proceeds to us of approximately $38.5 million, after deducting the placement agent fee and approximately $300,000 in legal and accounting expenses relating to the Financing. The net proceeds from the Financing were used to repay approximately $37.7 million of our existing indebtedness, and the remaining net proceeds of approximately $800,000 million were used to fund our working capital.

The convertible notes are convertible, at any time following their issuance, into shares of our common stock at an initial conversion price of $33.50 per share, which is equal to an initial conversion rate of 29.8507 shares per $1,000 principal amount of the convertible notes.  On July 28, 2008, the date the Financing closed, the closing sales price for a share of our common stock was $28.62.  The conversion price is subject to (i) standard weighted-average anti-dilution protection, and (ii) to an automatic reset 18 months following the closing of the Financing at the lower of the then current conversion price and 115% of the closing bid price of our common stock as reported on the New York Stock Exchange, or the NYSE, on the adjustment date, provided, that, with respect to the reset adjustment, in no event shall the conversion price be reset below $30.00 per share.  The convertible notes are not convertible to the extent that their conversion would cause the holder to be the beneficial owner of more than 4.99% of our common stock immediately after giving effect to such conversion.

Further, if an adjustment to the conversion price would result in any investor owning in excess of (i) such investor’s FIRPTA Cap (as defined below) on an as converted basis (without regard for any limitations of conversion set forth in the convertible notes) or (ii) the Exchange Cap Allocation (as defined below), then in lieu of the full anti-dilution adjustment, the conversion price will be reduced to the conversion price that would result in such note being convertible into such number of shares of common stock equal to the lower of the investor’s FIRPTA Cap or Exchange Cap Allocation, as applicable (without regard to any limitations on conversion set forth in the convertible note), and, in addition, no later than five business days following the date of conversion of the convertible note, such investor shall receive a cash payment from us equal to the product of (x) the closing bid price of our common stock on such conversion date and (y) the number of shares of common stock in excess of such FIRPTA Cap or Exchange Cap Allocation, as applicable, that would have otherwise been issuable without regard to such limitation and any other limitations on conversion set forth in the convertible note.

The “FIRPTA Cap” means, with respect to any investor, the percentage indicated on the investor’s conversion notice, which shall be such investor’s reasonable estimate of the maximum number of shares of common stock that such investor may hold without being subject to tax under the Foreign Investment in Real Property Tax Act of 1980.

The “Exchange Cap Allocation” means, with respect to any investor, the number of shares of common stock equal to the product of (i) the aggregate number of shares of common stock which we may issue upon conversion of the convertible notes without breaching our obligations under the rules or regulations of the NYSE or any other national securities exchange on which our shares of common stock are then listed, multiplied by (ii) a fraction, the numerator of which is the principal amount of convertible notes issued to such investor and the denominator of which is the aggregate principal amount of all convertible notes issued to all of the investors.

The convertible notes mature on July 15, 2013.  However, at any time after the second anniversary of the closing, we have the right, but not the obligation, to require the investors to convert their convertible notes into shares of our common stock at the then applicable conversion price if the average of the daily volume weighted average price of our common stock is 175% of the conversion price then in effect for 20 out of 30 consecutive trading days.

On the third anniversary of the closing, each investor has the right to require us to redeem all or any portion of such investor’s convertible note at a redemption price equal to 100% of the principal amount of the convertible note being redeemed, plus accrued and unpaid interest thereon.  Upon the occurrence of a change of control of the Company, each investor will have the right to require us to repurchase all or any portion of such investor’s convertible note at a repurchase price equal to 100% of the principal amount of the convertible note being redeemed, plus accrued and unpaid interest thereon.  If a investor elects to convert its convertible note in connection with a change of control, we will pay a make-whole premium to such investor, unless (i) at least 90% of the consideration, excluding cash payments for fractional shares, in such change of control consists of shares of capital stock of the surviving or resulting entity that are listed on, or immediately after the transaction or event will be listed on, a national securities exchange and as a result of such transaction or transactions the convertible notes become convertible into or exchangeable or exercisable for such capital stock of the surviving or resulting entity and such entity has assumed the obligations under this convertible note or (ii) we continue to be the successor entity and our common stock continues to be listed on a national securities exchange.  The make-whole premium table included in the convertible notes sets forth the number of additional shares to be paid depending upon the effective date of the change of control triggering the make-whole premium payment and the price paid per share of common stock in the change of control.

Additionally, the convertible notes may become immediately due and payable upon an “event of  default,” which, with respect to each convertible note, generally includes, without limitation, each of the following:

•                  any registration failure under the terms of the registration rights agreement;

•                  the suspension from trading or failure of the common stock to be listed on the NYSE or any other national securities exchange for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period;

•                  our (A) failure to cure a conversion failure by delivery of the required number of shares of common stock or make-whole premium shares within the time period specified in the convertible notes, or (B) notice of our intention not to comply with a request for conversion of any convertible notes into shares of common stock;

•                  at any time following the tenth (10th) consecutive business day that the number of shares of common stock reserved for conversion is less than the number of shares of common stock that a holder would be entitled to receive upon full conversion of such holder’s convertible note (without regard to any limitations on conversion);

•                  failure to pay any amount of principal, interest or other amounts when and as due under the convertible notes (if such failure continues beyond the expiration of any applicable cure or grace periods);

•                  our (A) failure to pay when due any principal, interest or premium on any indebtedness secured by the Collateral (as such term is defined on page 9 of this prospectus), excluding indebtedness evidenced by the convertible notes, to the extent that the aggregate principal amount of all such indebtedness exceeds $250,000, and such failure shall continue after any applicable grace period, or (B) any other default under any agreement or instrument relating to any such indebtedness or any other indebtedness by us for borrowed money in excess of an aggregate principal amount of $500,000, or any other event, shall occur and shall continue after any applicable grace period, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of any such indebtedness or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such indebtedness shall be required to be made, in each case, prior to the stated maturity;

•                  specific events of bankruptcy, insolvency, reorganization or liquidation with respect to us;

•                  a final judgment or judgments for the payment of money aggregating in excess of (A) $100,000 are rendered against us or (B) $50,000 are rendered against any of our officers or directors, and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the amounts set forth above so long as we receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

•                  we breach any material warranty, covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant or other term or condition of any transaction document which is curable, only if such breach continues for a period of at least twenty (20) days;

•                  any one or more of the transaction documents shall be terminated otherwise than in accordance with the terms thereof or with the approval of the holders of the convertible notes, or otherwise determined to be illegal, invalid or unenforceable in accordance with the terms thereof;

•                  any breach or failure in any respect to comply with our post-closing covenants contained in the securities purchase agreement;

•                  any breach or failure in any respect to comply with the covenants contained in the convertible notes (if such failure continues beyond the expiration of any applicable cure or grace periods);

•                  our failure to perform or comply with (i) any material covenant or agreement contained in any security agreement (other than the collateral account agreement) or (ii) any covenant or agreement contained in the collateral account agreement (if such failure continues beyond the expiration of any applicable cure or grace periods);

•                  any provision of any security document (as determined by the collateral agent) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against us, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by us or any governmental authority having jurisdiction over us, seeking to establish the invalidity or unenforceability thereof, or we shall deny in writing that we have any liability or obligation purported to be created under any security document;

•                  any security agreement or any other security document shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms of the applicable transaction documents, first priority lien in favor of the collateral agent for the benefit of the holders of the convertible notes on any Collateral purported to be covered thereby;

•                  any bank at which any collateral account is maintained shall fail to comply with any material term contained in the collateral account agreement;

•                  any damage to, or loss, theft or destruction of, any Collateral, whether or not insured, if any such damage, or loss, theft or destruction could reasonably be expected to have a material adverse effect on us; or

•                  any event of default occurs with respect to any other convertible notes.

If a convertible note is redeemed in connection with an event of default, we may be required to pay a redemption premium, in which case the redemption amount would equal 115% multiplied by (i) the principal and accrued and unpaid interest under the convertible note, or (ii) the highest closing sale price of our common stock during the period between the event of default and delivery of redemption notice multiplied by the number of shares of our common stock into which a convertible note is then convertible.

We intend to make all required payments on the convertible notes, and we believe that we have a reasonable basis for our belief that we will have the financial ability to do so.

The convertible notes are secured by a security interest in the form of and with respect to the following property (the “Real Property Collateral”):

•                  a first priority lien on our headquarters, with up to 30% of all proceeds realized from any sale of the headquarters being placed in a Collateral account for the repayment of the convertible notes (the “Collateral Account”);

•                  a first priority lien on what is known as the “Central Resort” property, provided that the security interest granted in the Central Resort will be subordinated to any future construction or other project financing;

•                  a first priority lien on all or a portion of what is known as the “Upcountry Hali’imaile” property, with up to 35% of all proceeds realized from any sale of such property being placed in the Collateral Account; and

•                  a first priority lien on all or a portion of what is known as the “Merriman’s” property, with up to 35% of all proceeds realized from any sale of such property being placed in the Collateral Account.

We have also agreed to deposit into the Collateral Account up to 10% of any proceeds or distributions realized from our equity interest in Kapalua Bay Holdings, LLC, and up to 50% of any proceeds or distributions realized from our equity interest in W2005 Kapalua/Gengate Hotel Holdings L.L.C.  (the “Operating Collateral” and together with the Real Property collateral, the “Collateral”). All liens placed on the Real Property Collateral will be released by the investors at such time as at least 80% of the outstanding principle and accrued interest owing under the convertible notes has been deposited into the Collateral Account.  In addition, all cash deposited into the Collateral Account shall be released back to us if and when the convertible notes are converted into shares of our common stock.

Pursuant to a registration rights agreement entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes.  The convertible notes are initially convertible into 1,194,030 shares of common stock, based on a conversion price of $33.50 per share.  Thus, 120% of 1,194,030 shares equals 1,432,836 shares, which is the number of shares we are registering for resale as a secondary offering pursuant to the registration statement of which this prospectus forms a part. We are required to use our best efforts to have the registration statement declared effective as soon as practicable (but in no event later than 90 days after the closing of the Financing if the registration statement is not subject to a full review by the SEC, or 120 days if the registration statement is subject to a full review by the SEC).  If we do not have an effective registration statement by the deadline, we will be subject to certain monetary penalties, as set forth in the registration rights agreement. The monetary penalties will accrue at the rate of 1.0% of the initial principal amount of the convertible notes, payable on every thirtieth day after the day of the registration failure until such failure is cured (all such periods to be pro rated for periods totaling less than thirty days).  In any event, registration failure payments shall cease to accrue after the date that is 6 months after the closing of the Financing.  In the event that we are unable to include in the registration statement all shares of our common stock issuable pursuant to the convertible notes, then we will be required to file additional registration statements to register the resale of any shares excluded from the originally filed registration statement.  Our registration obligations terminate with respect to any investor, on the earlier of (i) the date as of which such investor may sell all of the shares of common stock covered by the applicable registration Statement without restriction or limitation pursuant to SEC Rule 144 and without the requirement to be in compliance with SEC Rule 144(c)(1) relating to the availability of adequate current public information with respect to the Company, or (ii) the date on which such investor shall have sold all of the shares of common stock covered by such applicable registration statement.

Total Dollar Value of Common Shares Underlying the Convertible Notes

On July 28, 2008, the date the Financing closed, the closing sales price for a share of our common stock was $28.62.  Pursuant to a registration rights agreement entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes.  Thus, based on the closing sales price for a share of our common stock on the date the Financing closed, the total dollar value of the shares of common stock underlying the convertible notes that have been registered for resale in the registration statement to which this prospectus is a part is $41,007,766.  However, using the conversion price of the convertible notes on the date the Financing closed, which has not changed through the date of this prospectus, the convertible notes are convertible into 1,194,030 shares of our common stock.  Thus, based upon the closing sale price on the date the Financing closed, the total dollar value of the shares of common stock into which the convertible notes are convertible is $34,173,139.

Total Potential Payments to Selling Stockholders under the Convertible Notes

The following table sets forth the dollar amount of each payment (including the value of any payments to be made in common stock) that we have made or may be required to make to the selling stockholders in connection with the sale of the convertible notes.

Type of Payment	Amount

Interest(1)	Up to an aggregate of $11,665,139
Premium(2)	Up to an aggregate of $7,760,880
Liquidated damages(3)	Up to an aggregate of $2,000,000
Reimbursement of fees and expenses(4)	Up to an aggregate of $150,000
Total potential required payments under the convertible notes(5)	Up to an aggregate of $21,576,019

(1)                                  The convertible notes bear interest at the rate of 5.875% per annum payable quarterly in cash in arrears beginning October 15, 2008. Interest on the convertible notes commenced accruing on July 28, 2008 and is computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months.  The convertible notes mature on July 15, 2013.

(2)           Upon the occurrence of a change of control, the holders are entitled to convert their convertible notes at a premium, which we refer to as the make-whole premium, or, alternatively, upon an event of default, the holders are entitled to redeem the convertible notes for cash at a premium, which we refer to as the redemption premium. The following is a description of these alternative options of the holders:

Make-Whole Premium.  A make-whole premium is payable upon the occurrence of certain changes of control, as defined in the convertible notes, where an investor elects to convert its convertible note in connection with such change of control.  The maximum make-whole amount equals $194.022 per $1,000 principal amount of the convertible notes, or up to an aggregate of $7,760,880, with such maximum amount being constant over the 5-year period following the issuance of the convertible notes.  For any conversion notice delivered before the effective date of the change of control, the make-whole amount will be payable in shares of our common stock, and for any such notice delivered after the effective date of such change in control, the make-whole premium amount shall be paid in cash.

Redemption Premium in the Case of Certain Events of Default. Prior to any other conversion or redemption of the convertible notes (including a conversion in connection with which a make-whole premium is payable), the convertible notes may become immediately due and payable upon an “event of default,” as such term is described beginning on page 5 of this prospectus.  If a convertible note is redeemed in connection with an event of default, we may be required to pay a redemption premium, in which case the redemption amount would equal 115% multiplied by (i) the principal and accrued and unpaid interest under the convertible note, or (ii) the highest closing sale price of our common stock during the period between the event of default and delivery of redemption notice multiplied by the number of shares of our common stock into which a convertible note is then convertible.  We will never be required to pay both a make-whole premium and a redemption premium to the holders of the convertible notes

(3)                                  Liquidated damages will be incurred by us if:

•                  the registration statement has not been filed by a certain date;

•                  the registration statement has not been declared effective by a certain date; or

•                  sales cannot be made pursuant to the registration statement, following its effectiveness, except during an allowable grace period.

Liquidated damages are equal to 1.0% of the initial principal amount of the convertible notes, payable every thirtieth day after the day of the registration failure until such failure is cured (all such periods to be pro rated for periods totaling less than thirty days).  In any event, registration failure payments shall cease to accrue after the date that is 6 months after the closing of the Financing.

(4)                                  Pursuant to the terms of the securities purchase agreement, we are required to reimburse certain of the selling stockholders for reasonable fees and expenses (including legal fees) incurred in connection with the Financing, up to a maximum reimbursement of $150,000.

(5)                                  In addition to the payments described above, we may also be required to make certain other payments to the investors, the maximum amount of which cannot be reasonably determined at this time. If an adjustment to the conversion price would result in any investor owning in excess of (i) such investor’s FIRPTA Cap (as defined on page 4 of this prospectus) on an as converted basis (without regard for any limitations of conversion set forth in the convertible notes) or (ii) the Exchange Cap Allocation (as defined on page 4 of this prospectus), then in lieu of the full anti-dilution adjustment, the conversion price will be reduced to the conversion price that would result in such note being convertible into such number of shares of common stock equal to the lower of the investor’s FIRPTA Cap or Exchange Cap Allocation, as applicable (without regard to any limitations on conversion set forth in the convertible note), and, in addition, no later than five business days following the date of conversion of the convertible note, such investor shall receive a cash payment from us equal to the product of (x) the closing bid price of our common stock on such conversion date and (y) the number of shares of common stock in excess of such FIRPTA Cap or Exchange Cap Allocation, as applicable, that would have otherwise been issuable without regard to such limitation and any other limitations on conversion set forth in the convertible note.

Total Potential Payments to Selling Stockholders in the First Year Following the Sale of the Convertible Notes

The following table sets forth the total possible payments to the selling stockholders and any of their affiliates in the first year following the sale of convertible notes.

Type of Payment	Amount

Interest	Up to an aggregate of $2,350,000
Premium(1)	Up to an aggregate of $7,760,880
Liquidated damages	Up to an aggregate of $2,000,000
Reimbursement of fees and expenses	Up to an aggregate of $150,000
Total potential required payments in first year	Up to an aggregate of $12,260,880

(1)     As noted in Footnote 2 on page 10 above, upon the occurrence of a change of control, the holders are entitled to convert their convertible notes at a make-whole premium or, alternatively, upon an event of default, the holders are entitled to redeem their convertible notes for cash at a redemption premium.

Potential Profit from Conversion of the Convertible Notes

The conversion price of the convertibles notes, $33.50 per share, is greater than the closing sale price of our common stock on the date of closing the Financing, $28.62 per share.  Therefore, there was no conversion discount and the selling stockholders would not realize any profit upon conversion of the notes based upon the market price of our common stock and the conversion price of the convertible notes at the time of closing the Financing.  The following table sets forth the value of the underlying shares based upon the value our common stock as of the date of closing the

Financing.  Although interest is required to be paid quarterly under the convertible notes, the following table assumes no interest has been paid throughout the term of the convertible notes and all such interest in converted into shares of our common stock at the conversion price.

Market price per share on July 28, 2008	$28.62
Conversion price per share on July 28, 2008	$33.50
Total possible shares underlying the convertible notes	1,542,243
Aggregate market price of shares underlying the convertible notes based on market price on July 28, 2008	$44,138,995
Total conversion amount, including accrued interest based on conversion price per share on July 28, 2008	$51,665,139
Total possible discount to market as of July 28, 2008	$(7,526,144)

As of September 30, 2008, the closing sale price of our common stock was $27.49 per share.  Therefore, as of such date, the selling stockholders would not realize any profit upon conversion of the convertible notes.

The conversion price is subject to standard weighted-average anti-dilution protection in the event we sell securities at a price per share of common stock less than the then current conversion price.  We currently have no plans to issue securities at a price per share of common stock at less than the conversion price.  However, there can be no assurances that we will not decide to issue securities at a price per share of common stock less than the conversion price in the future, which decision may depend on market conditions, our financial resources and other factors.  In addition, the conversion price is subject to an automatic reset 18 months following the closing of the Financing at the lower of the then current conversion price and 115% of the closing bid price of our common stock as reported on the NYSE on the adjustment date, provided, that in no event shall the conversion price be reset below $30.00 per share.  If the conversion price was reset to $30.00 per share, the conversion price would still be greater than the closing sale price of our common stock on the date of closing the Financing.  Therefore, no conversion discount would result.

Net Proceeds from the Sale of the Convertible Notes Assuming No Contingent Payments are Required to be Made by the Company

The following table sets forth the gross proceeds to us from the sale of the convertible notes and calculates the net proceeds from the Financing after deduction of the placement agent fee and offering expenses. The net proceeds indicated below assumes that we do not have to pay any contingent payments pursuant to any make-whole premium, conversion price adjustment, conversion price reset, liquidated damages, or otherwise.

Gross proceeds from sale of the convertible notes	$40,000,000
Placement agent fee	$1,200,000
Miscellaneous offering expenses	$300,000
Net proceeds to the Company	$38,500,000

Net Proceeds from the Sale of the Convertible Notes Assuming Contingent Payments are Required to be Made by the Company

The following table sets forth the net proceeds to us from the sale of the convertible notes after deducting the total possible payments to the selling stockholders and any of their affiliates, as disclosed above under the caption “Total Potential Payments to Selling Stockholders under the Convertible Notes.”

Gross proceeds from sale of the convertible notes	$40,000,000
Placement agent fees	$1,200,000
Miscellaneous offering expenses	$300,000
Total potential required payments under the convertible notes	$21,576,019
Net proceeds to the Company	$16,923,981

The total potential required payments under the convertible notes is $21,426,019, which represents 54% of the $40.0 million in gross proceeds to us from the sale of the convertible notes, and 56% of the $38.5 million in net proceeds to us, after deducting placement agent fees and other offering expenses, from the sale of the convertible notes. These percentages average out to 10.8% and 11.2% per year, respectively, over the five-year term of the convertible notes.  There are no profits to be realized as a result of any conversion discounts since the initial conversion price of $33.50 per share exceeds the closing sales price of $28.62 on July 28, 2008, the date the Financing closed.

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of shares of our common stock held by persons other than the selling stockholders, affiliates of our company, and affiliates of the selling stockholders with the number of shares registered for resale and sold by such parties in prior transactions.

Shares outstanding prior to the Financing held by persons other than the selling stockholders, affiliates of the Company, or affiliates of the selling stockholders:	4,181,862
Shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements:	0
Shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders:	1,194,030	(1)
Shares sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders:	0
Shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction:	1,432,836	(2)

(1)           The convertible notes are initially convertible into 1,194,030 shares of common stock, based on a conversion price of $33.50 per share.

(2)           In connection with the issuance of the convertible notes, we entered into a registration rights agreement, which requires us to register 120% of the number of shares of common stock issuable upon conversion of the convertible notes.  Thus, we are registering an aggregate of 1,432,836 shares for resale as a secondary offering pursuant to the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

All proceeds from the sale of our common stock covered by this prospectus will belong to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the convertible notes.  For additional information regarding the issuance of those convertible notes, see the description of the private placement on the cover page of this prospectus.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the convertible notes, the selling stockholders have not had any material relationship with us within the past three years.  Each of the selling stockholders has represented to us that the convertible notes held by such selling stockholder were purchased in the ordinary course of business.  Each of the selling stockholders has further represented to us that such selling stockholder at the time of purchase of the convertible notes did not have any agreement or understanding, directly or indirectly, with any person to distribute the convertible notes or any common stock issuable upon conversion of the convertible notes.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes, as of August 22, 2008, assuming conversion of all convertible notes held by the selling stockholders on that date.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of at least 120% of the maximum number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC.  Because the conversion price of the convertible notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the convertible notes, a selling stockholder may not convert the convertible notes to the extent such conversion would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted.  The number of shares in the second column reflects this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

RCG PB, Ltd (1)	392,239	392,239	0

Ramius Enterprise Master Fund Ltd (2)	288,359	288,359	0

Highbridge International LLC (3)	376,119	376,119	0

Interlachen Convertible Investments Limited (4)	376,119	376,119	0

(1)

Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of RCG PB, Ltd. (“RCG PB”) and consequently has voting control and investment discretion over securities held by RCG PB. Ramius LLC (“Ramius”) is the sole member of Ramius Advisors and consequently has voting control and investment discretion over securities held by RCG PB. An affiliate of Ramius is a FINRA member broker-dealer. RCG PB has represented to us that the securities held by it were purchased in the ordinary course of business and that at the time of such purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by it. Each of Ramius Advisors and Ramius disclaims beneficial ownership of the shares held by RCG PB. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(2)

Ramius Advisors is the investment adviser of Ramius Enterprise Master Fund Ltd ("Ramius Enterprise") and consequently has voting control and investment discretion over securities held by Ramius Enterprise.  Ramius is the sole member of Ramius Advisors and consequently has voting control and investment discretion over securities held by Ramius Enterprise. An affiliate of Ramius is a FINRA member broker-dealer. Ramius Enterprise has represented to us that the securities held by it were purchased in the ordinary course of business and that at the time of such purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by it. Each of Ramius Advisors and Ramius disclaims beneficial ownership of the shares held by Ramius Enterprise.  Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius.  As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(3)

Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment direction over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by Highbridge International LLC.

(4)

Interlachen Convertible Investments Limited is an affiliate of a registered broker-dealer. Investcorp Investment Advisors Limited (“IIAL”), a manager of Investcorp Interlachen Multi-Strategy Master Fund Limited, and an SEC registered investment advisor, is under common control with N.A. Investcorp LLC (“NAI”), an NASD member broker dealer who is not participating in the sale of the shares of the selling stockholders. No disclosure is made with respect to related persons of IIAL or NAI. Interlachen Convertible Investments Limited has represented to us that the securities held by it were purchased in the ordinary course of business and that at the time of purchase of the securities held by it, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by it. Interlachen Capital Group LP is the trading manager of Interlachen Convertible Investments Limited and has voting and investment discretion over securities held by Interlachen Convertible Investments Limited. Andrew Fraley and Jonathan Havice, as the managing members of the general partner of Interlachen Capital Group LP, have shared voting control and investment discretion over securities held by Interlachen Convertible Investments Limited. Andrew Fraley and Jonathan Havice disclaim beneficial ownership of the securities held by Interlachen Convertible Investments Limited.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•              on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•              in the over-the-counter market;

•              in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•              through the writing of options, whether such options are listed on an options exchange or otherwise;

•              ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•              block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•              purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•              an exchange distribution in accordance with the rules of the applicable exchange;

•              privately negotiated transactions;

•              short sales;

•              sales pursuant to Rule 144;

•              broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•              a combination of any such methods of sale; and

•              any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $17,448 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation.

EXPERTS

The consolidated financial statements and the related financial statement schedule of the Company and its subsidiaries incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 on January 1, 2007, Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment on January 1, 2006, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006 and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Kapalua Bay Holdings, LLC and subsidiary as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the restatements of the 2006 financial statements). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of W2005 Kapalua/Gengate Hotel Holdings, LLC, as of December 31, 2007 and for the year then ended incorporated in this Prospectus by reference to Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read our filings at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update and supercede this prospectus. We incorporate by reference the following documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of securities is terminated, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K which is neither deemed filed nor incorporated by reference herein:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 17, 2008, as amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on April 1, 2008;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 7, 2008, and for the quarter ended June 30, 2008, as filed with the SEC on August 8, 2008;

•	Current Reports on Form 8-K filed with the SEC on March 6, April 30, July 29, July 30 and October 3, 2008; and

•

Registration Statement on Form 8-A, relating to the description of our common stock, filed with the SEC on April 1, 2008, including any amendment or report filed for the purpose of updating such description.

The SEC file number for each of the documents listed above is 001-06510.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing us at Maui Land & Pineapple Company, Inc., Secretary, 120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687 or by calling us at (808) 877-3351.